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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 5, 2005 (May 27, 2005 as to Notes 7 and 9) (which expresses an unqualified opinion and includes and explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets effective February 3, 2002) related to the financial statements and financial statement schedule of DSW Inc. as of January 29, 2005 and January 31, 2004 and for the years ended January 29, 2005, January 31, 2004 and February 1, 2003 appearing in Registration Statement No. 333-123289 of DSW Inc. on Form S-1.



/S/ Deloitte and Touche LLP
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Deloitte and Touche LLP
Columbus, Ohio
June 28, 2005